Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
 34 Broad Street * Charleston, S.C. 29401
843-529-5933 * FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Susan E. Baham
Executive Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES EXTENSION OF EXPIRATION DATE OF EXCHANGE OFFER FOR 7.0% CAPITAL SECURITIES OF FIRST FINANCIAL CAPITAL TRUST I TO SEPT. 17, 2004

CHARLESTON, SOUTH CAROLINA -- (September 13, 2004) - First Financial Holdings, Inc. (NASDAQ: FFCH) today announced that First Financial Capital Trust I has extended to 5:00 p.m., New York City time, on September 17, 2004, its offer to exchange the Trust's 7.0% Capital Securities, Series B (liquidation amount $1,000 per capital security), which have been registered under the Securities Act of 1933, as amended, for any and all of the Trust's outstanding 7.0% Capital Securities, Series A (liquidation amount $1,000 per capital security), which were not registered under the Securities Act of 1933. The original expiration date for this exchange offer was 5:00 p.m., New York City time, on September 10, 2004, at which point all but $4.1 million of the $45,000,000 aggregate liquidation amount of the outstanding 7.0% Capital Securities, Series A, had been tendered for exchange. The extension is intended to allow additional time for the holders of the remaining outstanding 7.0% Capital Securities, Series A, to tender in exchange for the 7.0% Capital Securities, Series B. As a result of the extension, tenders of 7.0% Capital Securities, Series A, received to date may continue to be withdrawn at any time prior to 5:00 p.m., New York City time, on September 17, 2004.

       This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Series A or Series B Capital Securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

       First Financial Holdings, Inc. is the holding company of First Federal, which operates 46 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, The Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.